                                                                    EXHIBIT 12.1


                           STILLWATER MINING COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)




                                                              Year Ended December 31,
                                              -------------------------------------------------------
                                                2001       2000        1999        1998        1997
                                              --------   --------    --------    --------    --------
Income before Income taxes
        Extraordinary Loss and Cumulative
        Effect of accounting change             86,129     95,049      51,346      21,766      (8,743)
Capitalized Interest                           (17,806)   (15,669)     (4,620)     (2,126)     (1,535)
Amortization of Capitalized Interest                92         59          59          86          82
                                              --------   --------    --------    --------    --------
                                                68,415     79,439      46,784      19,726     (10,196)
                                              --------   --------    --------    --------    --------

Fixed Charges
        Interest                                17,217     12,314       4,305       4,900       5,143
        Amortization of Debt Expense               589      3,355         452         280         280
        Interest portion of Rent Expense           685        532         262         126          45
                                              --------   --------    --------    --------    --------
                Total Fixed Charges             18,491     16,201       5,019       5,306       5,468
                                              --------   --------    --------    --------    --------

Earnings before fixed charges                   86,906     95,640      51,803      25,032      (4,727)
                                              ========   ========    ========    ========    ========
Ratio of Earnings to fixed charges                 4.7        5.9        10.3         4.7         (a)
                                              ========   ========    ========    ========    ========


(a) Earnings for the year ended December 31, 1997 were inadequate to cover fixed charges by $10,196.